Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the 29th day of November, 2004 (“Effective Date”) by and among Strategic Hotel Capital, Inc. (the “SHCI”), Strategic Hotel Funding, L.L.C. (the “Company”) and James E. Mead (“Executive”).

WHEREAS, SHCI and the Company wish to hire Executive to serve as the Chief Financial Officer of the Company, and the parties desire to enter into this Agreement to reflect their mutual agreements with respect to the terms and conditions of such employment of Executive.

NOW, THEREFORE, in consideration of the mutual covenants, warranties and undertakings herein contained, the parties hereto agree as follows:

1. Term. Executive acknowledges that Executive is employed “at will” (subject to the severance and other termination provisions set forth herein, in Executive’s future equity-based and other long-term incentive award agreements and under any of the Company’s employee benefit plans and programs that apply to Executive). Executive also agrees that the Company is not by reason of this Agreement obligated to continue Executive’s employment for any specific duration. Either party may terminate Executive’s employment at any time and for any reason, subject to the terms of this Agreement.

2. Position and Duties; Reporting Relationships; Authority. Executive shall be employed as the Company’s Executive Vice President and Chief Financial Officer. Executive’s duties and responsibilities shall be those generally carried out by a Chief Financial Officer of a publicly-traded company, plus any related duties and responsibilities regarding the Company and its Subsidiaries assigned to Executive by the Chief Executive Officer or the Board of Directors of the Company or any committee thereof (the “Board”). Executive shall report directly to the Company’s Chief Executive Officer and to such committees of the Board as may be required by applicable law or the Board. The Executive will have the customary authority, power, responsibilities and duties of a Chief Financial Officer of a publicly traded company. For purposes of this Agreement, the term “Subsidiary” shall mean any corporation, partnership, joint venture or other entity during any period, in which any interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company). For purposes of this Agreement, references to the “Board” may, where applicable, include references any committee of the Board (the “Committee”).

3. Performance of Services. Except for vacation, personal and sick days taken in accordance with applicable Company policies, Executive shall devote his full business time, energies and talents, faithfully and to the best of his abilities, to providing services to the Company and its Subsidiaries. Commencing no later than November 30, 2005 (unless extended by the Company), Executive shall maintain a primary residence in the Chicago metropolitan area during his employment with the Company (unless the Company relocates outside of Chicago). Executive agrees that his primary place of employment shall be Chicago, Illinois, subject to such business travel as may reasonably be required from time to time, but the Company agrees that Executive shall have the right to regularly travel back and forth to California from time to time in 2004 and 2005 until his Family Move has been completed. Finally, Executive agrees that he will not, without the Company’s express, prior written consent, engage in any employment, business or consulting assignments other than for the Company, except for Executive’s position as president of his existing homeowners association.

Notwithstanding the foregoing, Executive may devote reasonable time to activities other than those required under this Agreement, including management of his personal investments and legal affairs, and activities involving professional, charitable, educational, religious and similar types of organizations, to the extent that such other activities do not, in the judgment of the Board, inhibit or prohibit the performance of the Executive’s duties under this Agreement, or conflict in any material way with the business of the Company or any Subsidiary; provided, however, that the Executive shall obtain approval of the Board prior to nomination or seeking election to the board of directors of any company, and such approval shall not be unreasonably withheld.

4. Compensation.

(a) Base Salary. On an annual 26 pay period basis, the Company shall pay Executive a salary of at least $13,461.54 per bi-weekly pay period, minus applicable deductions, such that Executive’s base salary shall be at least $350,000 per year on an annualized basis (as increased from time to time, the “Base Salary”). Executive’s Base Salary shall be subject to such increases (but not to any decreases) as may be determined by the Board, in its sole discretion. Once increased, the Base Salary cannot be decreased.

(b) Incentive Compensation.

(i) Discretionary Annual Bonus. At its discretion, the Company may pay Executive an annual cash bonus. Any such bonus will be paid in the first quarter of the calendar year and will be based upon factors selected by the Company, such as the Company’s and Executive’s performance during the prior calendar year. There is no expectation of a 2004 calendar year bonus payable in 2005. Executive’s target bonus opportunity for the 2005 calendar year and thereafter shall be 75% of Executive’s annual Base Salary (“Target Bonus”). The 2005 calendar year bonus payable in the first calendar quarter of 2006 will be a guaranteed minimum amount of one hundred seventy-five thousand dollars ($175,000) provided that Executive is employed by the Company on December 31, 2005.

(ii) Long-Term Incentive Compensation. Executive shall be entitled to participate in SHCI’s 2004 Incentive Plan (the “Plan”). In this connection, SHCI reserves the right to amend, modify or terminate the Plan in its sole discretion from time to time, but also agrees that such right to amend, modify or terminate shall not adversely affect (A) any rights Executive (or his beneficiaries or estate) may already then have under then outstanding Stock Unit or other long-term cash-based or equity-based awards, or (B) any contractual rights Executive has hereunder with respect to the $400,000 of Stock Units scheduled to be issued to Executive in 2005 under this Agreement.

At the same time as other senior executive officers receive grants of restricted stock units (“Stock Units”) under the Plan during the first calendar quarter of 2005 (but in any event not later than March 31, 2005), Executive shall receive a grant of Stock Units in a number equal to $200,000 divided by the closing price for SHCI common stock on such grant date. Such Stock Units shall vest in four equal annual installments commencing on the first anniversary of such grant or such earlier first vesting date generally provided for grants of Stock Units made at the same time to other senior executive officers, provided Executive is still employed by the Company on such vesting dates, and further provided that such grant in any event shall be subject to such vesting acceleration as may apply under this Agreement.

In addition, on the first business day of the calendar month following completion of the Family Move (as defined below), provided Executive has provided notice of the Family Move to the Company, Executive shall receive an additional grant of Stock Units in a number equal to $200,000 divided by the closing price for SHCI common stock on such grant date. Such Stock Units shall also vest in four equal annual installments beginning on the first anniversary of such grant and on each of the three succeeding anniversaries of such grant provided Executive is still employed by the Company on such vesting dates, and further provided that such grant in any event shall be subject to such vesting acceleration as may apply under this Agreement.

Dividend equivalents will be credited with respect to the above-described Stock Unit grants and any other Stock Units granted to Executive under the Plan in accordance with this paragraph on a basis which the Committee shall determine to be generally applicable to Plan participants (and uniform as to all senior officers), and the Committee under the Plan shall determine the form of payment of dividend equivalents, including cash or additional Stock Units.

In 2006 and years thereafter, the Executive shall be eligible for an annual Stock Unit award (or other equity-based award of equivalent economic value) having a face value at grant, assuming full vesting and achievement of performance criteria, equal to 100% of Executive’s annual base salary and vesting in four equal annual installments and shall be subject to such other terms as the Committee shall determine to be appropriate.

Notwithstanding any other provision, only the Stock Unit awards made or granted in 2005 (but no other equity-based or other long-term incentive awards) shall immediately vest in the event of Executive’s death or termination due to disability, termination of Executive’s employment by the Company without Cause (including any Constructive Termination), except that in the case of a “Change of Control” (as defined in the Plan) all of Executive’s Stock Unit awards shall vest, subject to such adjustments (if any) as may be necessary to avoid any penalty tax under IRC Section 409A if and to the extent applicable.

The Company intends that any award payout, deferral and other provisions applicable to Executive’s Stock Unit awards, as well as bonuses or other payments to Executive under this Agreement, fully comply with the payout and other limitations and restrictions imposed under new IRC Section 409A, as clarified or modified by to-be-issued IRS regulations – in each case if and to the extent such Section 409A is otherwise applicable to Executive’s awards and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A. In this connection, the parties agree that the payout timing provisions applicable to the Stock Unit awards and other payments made to Executive, and the terms of any deferral and other rights regarding such awards, shall be deemed modified, if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under new IRC Section 409A, as clarified or modified by to-be-issued IRS regulations – in each case if and to the extent such Section is otherwise applicable to Executive’s awards and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A.

(c) Benefits. Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company’s senior executives, on terms comparable to the terms on which other comparable senior executives participate, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit-sharing, savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded, it being understood that this sentence shall not imply that the Company is required to have any of the above-listed plans or programs in effect. The Company reserves the right to amend, modify or terminate all such plans and programs, as well as all medical or insurance coverage offered through such plans and programs, subject to whatever rights (if any) Executive may have with respect to accrued benefits as a matter of law or under the terms of the plan or program in question.

(d) Relocation Expenses. The Company shall pay or reimburse Executive for the following relocation expenses to the extent that such expenses are reasonable and documentation of such expenses is provided to the Company: (i) real estate commissions on the sale of Executive’s primary residence in California; (ii) closing costs on the purchase by Executive of a primary residence in the Chicago metropolitan area; (iii) shipment of household goods and transportation of Executive’s immediate family living in his household from their primary residence in California to the Executive’s primary residence in Chicago (collectively, “Family Move”); (iv) rent for temporary housing in the Chicago metropolitan area from the Effective Date until the earlier of the purchase of a primary residence in the Chicago metropolitan area or the Family Move; (v) one round trip for Executive’s immediate family members living in his household for purposes of house hunting in the Chicago metropolitan area; (vi) prior to the Family Move, weekly weekend round-trip air travel cost between Chicago and California for the Executive ; and (vii) for the lesser of three months or the period when the Executive has a mortgage outstanding on both a residence in California as well as in the Chicago metropolitan area, the lesser of the normal monthly mortgage interest expense paid by the Executive with respect to each residence (without regard to any acceleration or default provisions or other provisions affecting interest paid). To the extent any of the payments within this Section 3(d) are treated as taxable to the Executive, the Company shall pay Executive an additional amount such that the net amount retained by Executive after deduction or payment of federal and state taxes (assuming a combined federal and state tax rate of 38% or such higher net effective tax rate as may apply based on the current California and Illinois tax rates) with respect to amounts under this Section 3(d) shall be equal to the full amount of the payments required by this Section 3(d).

(e) Vacation. Executive may take up to four weeks of paid vacation per calendar year. Such vacation will be accrued on a pro rata basis during the year, and must be used in accordance with the Company’s regular policies regarding usage of vacation, subject to a reasonable right to roll over unused vacation in accordance with Company policy then in effect. Vacation days in 2004 will be prorated to reflect the actual length of time Executive worked for the Company in 2004.

(f) Personal days. Executive may take up to six paid personal days per calendar year. Such personal days will be awarded each year as of the beginning of the year and must be used in accordance with the Company’s regular policies regarding usage of personal days.

(g) Expense Reimbursement. The Company shall reimburse Executive for the ordinary and necessary business expenses incurred by him in the performance of his duties, in accordance with the Company’s regular policies as in effect from time to time.

(h) Taxes. All payments to be made to and on behalf of Executive under this Agreement will be subject to required withholding of federal, state and local income and employment taxes, and to related reporting requirements.

(i) Indemnification and D&O Coverage. The Company shall, to the maximum extent permitted by applicable law, protect, defend, indemnify and hold harmless the Executive against any costs, losses, expenses, claims, suits, proceedings, investigations, damages or liabilities to which the Executive may become subject which arise out of, are based upon or relate to, or are alleged to so arise, be based upon or to relate to the Executive’s employment by the Company (and/or any Subsidiary) or the Executive’s service to the Company (and/or any Subsidiary) as an employee, officer or member of the Board, including, without limitation, reimbursement on a current basis, upon submission of invoices, for any legal or other expenses reasonably incurred by the Executive in connection with investigation and defending against any such costs, losses, expenses, claims, suits, proceedings, investigations, damages or liabilities; provided, however, that the Company shall not be required to pay any amounts under this paragraph except upon receipt of an unsecured undertaking by the Executive to repay any such amounts as to which it shall ultimately be determined by a court of competent jurisdiction that the Executive is not entitled to indemnification by the Company. The Executive will be covered under the Company’s directors and officers insurance policy during the life of this Agreement and for such periods following the date of termination of this Agreement during which any action may be brought against the Executive related to the matters above, so long as the Company maintains such coverage for any comparable senior executive officer of the Company.

5. Termination of Employment.

(a) Termination by Company May Be With or Without Cause or Notice. The Company may terminate Executive’s employment at any time with or without Cause (as defined in Section 5(c)) or advance notice, as in its sole discretion it may decide.

(b) Death and Disability. Executive’s employment under this Agreement shall terminate automatically upon his death. The Company may terminate the Executive’s employment due to the Executive’s Disability. For purposes of this Agreement “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for ninety (90) days (which need not be continuous) during any consecutive twelve-month period as a result of incapacity due to a physical or mental illness which, in the opinion of the Company, renders the Executive incapable, after reasonable accommodation, of performing his duties under this Agreement. If the Executive disputes the Company’s determination of Disability, the Executive (or his designated physician) and the Company (or its designated physician) shall jointly appoint a third-party physician to examine the Executive and determine whether the Executive has a Disability. If Executive’s employment is terminated due to Disability, he shall continue to be entitled to receive payments to which he has become entitled under the Company’s disability insurance plan then in effect in accordance with the terms of such plan.

(c) Definition of “Cause”. For purposes of this Agreement, the term “Cause” shall mean:

(i) the willful and continued failure by the Executive, after reasonable notice and opportunity to cure, to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s Disability);

(ii) willful gross misconduct involving serious moral turpitude, or breach of his duty of loyalty to the Company;

(iii) conviction (or plea of no contest) of (a) a felony, (b) a crime involving fraud or (c) other illegal conduct, other than traffic violations, which, with respect to clause (c), is demonstrably injurious to the Company’s financial position or reputation;

(iv) material breach of any of the Company’s material written policies (it being understood that “written” shall include policies documented in electronic form);

(v) willful dishonesty in connection with the Company’s business;

(vi) the Executive willfully (x) impedes, (y) endeavors to influence, or obstruct or impede or (z) fails to materially cooperate (which shall not include a failure to disclose documents or information protected by attorney-client privilege) with an investigation authorized by the Board (an “Investigation”); or

(vii) the Executive willfully withholds, removes, conceals, destroys, alters or by other means falsifies any material which has been requested in an Investigation, or attempts to do so or solicits another to do so, provided that Executive shall not be required to disclose documents or information protected by attorney-client privilege.

For purposes of this provision, no act or omission on the part of the Executive shall be considered “willful” unless it is done or omitted in bad faith and without reasonable belief that such conduct was in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive), after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive is guilty of conduct described above, and specifying the particulars thereof in detail.

(d) Definition of “Constructive Termination”. Executive shall be considered to have the right to terminate his employment as a result of a “Constructive Termination” if, without the written consent of the Executive:

(i) the Company reduces Executive’s Base Salary or Target Bonus opportunity or fails to issue any Stock Unit awards to be issued in 2005, or the Company otherwise materially breaches this Agreement;

(ii) the Company materially reduces Executive’s duties or authority (it being understood that such material reduction shall be deemed to have occurred if SHCI is no longer publicly traded); or materially restricts Executive’s ability to communicate with the Chief Executive Officer or a committee of the Board as required by applicable law;

(iii) the Company relocates its principal offices, or the Executive’s principal place of employment, outside the Chicago metropolitan area after Executive has completed the Family Move; or

(iv) any successor to the Company (or the Company itself, following a Change of Control of SHCI or the Company) fails to assume this Agreement or affirm its obligations hereunder in any material respect.

Notwithstanding the foregoing, at the direction of the Board, certain of the Executive’s duties may be reassigned to another director or officer for up to 30 days to permit an Investigation of whether there is a basis to terminate the Executive for Cause. Such reassignment shall not constitute Constructive Termination as long as the reassigned duties are directly and materially related to the subject of the Investigation. A termination by the Executive shall not be deemed to be as a result of a Constructive Termination unless the Executive shall have provided notice of the Constructive Termination event within 120 days of its occurrence and the Company shall have had a reasonable opportunity (not more than 20 days) to cure such conduct or event.

(e) Notice of Employee’s Retirement, Voluntary Resignation or Termination of Employment. Executive covenants that Executive will not voluntarily retire, resign or otherwise terminate Executive’s employment relationship with the Company without first giving the Company at least 30 days’ prior written notice of the effective date of Executive’s retirement, resignation or other termination. Executive acknowledges that the Company retains the right to waive the notice requirement in whole or in part. The Company may, but shall not be obligated to, provide work to Executive at any time after such notice is given and the Company may, in its discretion, in respect of all or part of an unexpired period of notice: (i) require the Executive to comply with such conditions as it may specify in relation to attending, or remaining away from, the Company’s places of business, or the places of business of the Company’s clients; (ii) assign Executive to different duties or different clients; or (iii) withdraw any powers vested in, or duties assigned to Executive.

6. Pay On Termination of Employment.

(a) Amount Due Following Termination for “Cause”, Voluntary Resignation or Termination due to Death or Disability. If Executive’s employment is terminated under Section 5(b) of this Agreement (i.e., because of death or Disability) or by the Company with Cause or as a result of Executive’s voluntary resignation other than due to Constructive Termination, Executive shall not be entitled to receive any compensation or benefits under this Agreement, other than: base salary earned but not yet paid prior to the date of Executive’s termination of employment with the Company (the “Termination Date”); reimbursement for any unreimbursed business expenses incurred prior to the Termination Date; payment of any accrued, but unused, vacation days; payment of any then vested deferred compensation; payment of any then vested benefits or account balances under any tax-qualified or non-qualified defined benefit or defined contribution plans sponsored by the Company or a Subsidiary, parent, or affiliate in which Executive participates; payment of any other then vested employee benefits; such payment and exercise rights as apply with respect to then vested Stock Units, vested stock options and other vested stock-based awards under the applicable award agreement and/or the applicable plan, and such vesting acceleration and post-termination rights as may apply to unvested equity-based awards under this Agreement and/or such grants in the event of termination due to death or disability, all in accordance with and only to the extent provided by such Company plans or arrangements or as specifically set forth in this Agreement (collectively, the “Accrued Obligations”)

(b) Amount Due Following Termination Without Cause (including, without limitation, Constructive Termination):

(i) Basic Amount. If Executive is terminated by the Company without Cause (or his employment terminates following a Constructive Termination), he will receive all of the Accrued Obligations type items referred to in Section 6(a) above.

(ii) Severance Pay. Additionally, if Executive is terminated without Cause (including a Constructive Termination), Executive shall be paid severance pay in an aggregate amount equal to one times the sum of his annualized annual Base Salary plus his Target Bonus for the calendar year in which he is terminated. Such amount shall be paid in a lump sum. However, if Executive’s employment is terminated without Cause due to Constructive Termination by reason of or within one year after a Change of Control, such one times multiple shall be increased to one and one half.

(iii) Vesting of 2005 Stock Units and Medical Coverage Continuation. In addition, if Executive is terminated without Cause (including a Constructive Termination), any unvested Stock Units granted only during 2005 will immediately fully vest as of Executive’s Termination Date and the Company shall continue Executive’s medical coverage for twelve months after the Termination Date (18 months after a Change of Control of SHCI), at the same cost and level as though he had continued as an employee. The continued medical coverage shall run concurrently with the time period for which the Executive and his family members are entitled to continued medical coverage under the provisions of section 4980B of the Internal Revenue Code of 1986, as amended, and section 601 of the Employee Retirement Income Security Act of 1974, as amended, if applicable, or any similar state law continuation coverage requirements.

(iv) Release. No severance shall be payable to Executive under the terms of Section 6(b)(ii) and (iii) above unless and until a release agreement in the form attached hereto as Exhibit A has been executed and not revoked within the seven day revocation period set forth therein.

7. Certain Covenants and Representations.

(a) Non-compete. While the Executive is employed by the Company, he agrees that he will not directly or indirectly (without prior written consent of the Company) engage in, assist, perform services for, establish or open, or have any equity interest (other than ownership of 5% or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or any other recognized stock exchange, or included in the National Association of Securities Dealers Automated Quotation System) in any person, firm, corporation, or business entity (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in any activity which is directly competitive with the actual business of the Company. In addition, for a 12-month period after the termination of Executive’s employment for any reason whether voluntarily or with or without Cause or due to Constructive Termination, in each case prior to a Change of Control, Executive agrees that he will not engage in any Hotel Industry property acquisitions, dispositions, or financings by acting as an employee, investor, principal, broker, intermediary or advisor with respect to Hotel Industry acquisitions or soliciting or identifying specific acquisition opportunities. This provision shall not, however, preclude Executive from otherwise engaging in Hotel Industry consulting activities, or from working for, or receiving compensation from any investment banking, consulting or other professional services or advisory firm that has one or more individuals or groups that engage in or advise on any hotel industry property acquisitions, dispositions, or financings by acting as an investor, principal, broker, intermediary or advisor, provided that Executive is not involved in such activities. The restrictions in this Section 7(a) are intended to apply on a U.S.-wide basis and in those countries outside the U.S. in which the Company owns, operates, leases or has substantial interests in hotel properties or in those countries outside the U.S. in which the Company has been actively engaged in acquiring or seeking to acquire hotel properties during the 12 month period preceding Executive’s termination. Nothing in this Section 7 shall be construed as limiting the Executive’s duty of loyalty to the Company while he is employed by the Company, or any other duty he may otherwise have to the Company while he is employed by the Company. For purposes of this Agreement, “Hotel Industry” shall include the hotel industry, as well as related industries such as time-shares, fractional ownership properties and condominium hotels.

(b) Confidentiality. Executive acknowledges that, in the course of his employment by the Company, Executive will receive and or be in possession of non-public proprietary and confidential information of the Company and its parent, Subsidiaries, affiliates and divisions, including, but not limited to, information relating to their financial affairs, business methods, strategic plans, marketing plans, product and styling development plans, pricing, products, vendors, suppliers, manufacturers, computer programs and software (collectively, “Confidential Information”). Executive agrees that he will not, without the prior written consent of the Company, during the period of his employment or thereafter, disclose or make use of any such Confidential Information, except as may be required by lawful order of a court or agency with competent jurisdiction, or as may be reasonable and appropriate in the course of Executive’s employment hereunder, provided that he shall not be precluded from responding truthfully in connection with regulatory inquiries or litigation-related matters. Executive agrees that all tangible materials containing Confidential Information, whether created by Executive or others, which shall come into Executive’s custody or possession during Executive’s employment, shall be and are the exclusive property of the Company. Upon termination of Executive’s employment for any reason whatsoever, Executive shall immediately surrender to the Company all Confidential Information and property of the Company in Executive’s possession, except that he may retain plans, agreements, schedules or other documents or materials relating to his own compensation and benefits, and may retain his personal diaries and other personal files. Notwithstanding the above, nothing in this provision shall be construed as precluding Executive from using any information or knowledge generally known to persons of his experience in other companies in the hotel/resort industry.

(c) Non-disparagement. Executive agrees that he will not, without the prior written consent of the Company, during the period of his employment or thereafter, publicly disparage or criticize the Company, or issue any public communication, written or otherwise, that reflects adversely on or encourages any adverse action against the Company except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law, provided, however, that this provision shall not in any way adversely affect, or otherwise limit, restrict or impede, Executive in the full and proper performance of his duties and responsibilities as Chief Financial Officer, including, among other things, reporting on, and commenting candidly on, any financial performance or financial reporting issues, questions or developments that may arise from time to time with respect to SHCI or the Company or any Subsidiary, division or affiliate. Likewise, SHCI and the Company each agrees that it, and its officers, directors and employees and those of its parent, and subsidiaries, affiliates and divisions will not, without the prior written consent of Executive, during the period of his employment or thereafter, publicly disparage or criticize Executive, or issue any public communication, written or otherwise, that reflects adversely on or encourages any adverse action against Executive except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

(d) Non-solicitation. During the two-year period immediately following Executive’s Termination Date, Executive shall not knowingly employ or retain (or knowingly participate in or arrange for the employment or retention of) any person who was employed by the Company or any of its parent, subsidiaries, affiliates or divisions within the six-month period immediately preceding Executive’s Termination Date.

(e) Defense of Claims. Executive agrees that, for the period beginning on the Effective Date, and continuing for a reasonable period after the Executive’s termination of employment with the Company, Executive will reasonably (taking into account, among other things, his then current employment obligations) cooperate with the Company in defense of any claims that may be made against the Company or SHCI, and/or in the prosecution of any claims that may be made by the Company or SHCI against any third parties, to the extent that such claims relate to the work performed by the Executive for the Company, provided that Executive shall not be required to disclose documents or information that are protected by attorney-client privilege. Executive also agrees to promptly inform the Company if he becomes aware of any filed lawsuits involving claims filed against the Company. The Company agrees to reimburse the Executive for all of the Executive’s reasonable out-of-pocket expenses incurred in connection with any request for cooperation by the Company under this Section 7(e), and to also promptly compensate Executive for direct economic losses he may suffer as a result of such cooperation (such as a reduction in compensation from another employer) based on his Salary and Target Bonus in effect at the time of termination. Executive also agrees to promptly inform the Company if he is asked to assist in any investigation of the Company (or its actions) that may relate to services performed by Executive for the Company, regardless of whether a lawsuit has then been filed against the Company with respect to such investigation, unless Executive is otherwise precluded from doing so.

(f) Remedy for Breach and Modification. Executive acknowledges that the foregoing provisions of this Section 7 are reasonable and necessary for the protection of the Company and its parent, Subsidiaries, affiliates and divisions, and that they may be materially and irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to the Company and its parent, Subsidiaries, affiliates and divisions, shall be entitled to seek an appropriate injunctive or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of these provisions. If any provision of this Section 7 is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.

8. Miscellaneous.

(a) Authority. The Compensation Committee of the Board has approved this Agreement, and SHCI, the Company and Executive each separately represent and warrant, respectively, that each has the full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of SHCI, the Company and Executive and is enforceable against SHCI, the Company and Executive in accordance with its terms.

(b) Non-alienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Executive or Executive’s estate.

(c) Mitigation and Set-Off. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. SHCI and the Company shall not be entitled to set off against the amounts payable to Executive under this Agreement any amounts earned by Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by Executive in other employment had he sought such other employment. However, the Company shall be entitled to set off against amounts payable to Executive under this Agreement any amounts owed to the Company by Executive.

(d) Notices. Any notice or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or by a nationally recognized pre-paid overnight delivery service or three days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to Executive at his address or to SHCI or the Company at the address set forth below or at such other address as Executive or SHCI or the Company may specify by notice to the other:

To SHCI and/or the Company:

Ms. Janice J. Peterson

Vice President, Human Capital

Strategic Hotel Capital, Inc.

77 West Wacker, Suite 4600

Chicago, Illinois 60601

To Executive:

Mr. James E. Mead

1979 Port Claridge Place

Newport Beach, California 92660

(e) Entire Agreement; Amendment. Except as otherwise noted herein, this Agreement supersedes all prior agreements between the parties with respect to its subject matter, including, without limitation, the email from Jan Peterson to Executive dated November 8, 2004, and are intended to be a complete and exclusive statement of the terms and conditions of the agreement among the parties and may be amended or terminated only by a writing signed by the parties hereto affected by such amendment.

(f) Waiver. The failure of any party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this

Agreement. Any waiver must be in writing. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(g) Assignment. Except as otherwise provided in this Section 8(g), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Executive and shall be assignable by the Company or SHCI only to its successors, parents, subsidiaries, affiliates or divisions, provided that any assignment by the Company or SHCI shall not, without the written consent of Executive, relieve the Company or SHCI of its obligations hereunder.

(h) Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

(i) Captions. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of the Agreement.

(j) Severability. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

(k) Governing Law. This Agreement is being entered into in the State of Illinois and shall be governed by the law of the State of Illinois, without regard to its conflict of laws principles.

(l) Arbitration. Any dispute or claim between the parties involving the interpretation of any of the terms of this Agreement or the termination of Executive’s employment with the Company shall be resolved through arbitration in accordance with this Section 8(l). The arbitration shall be before a neutral arbitrator (or three person arbitration panel) in accordance with the applicable rules of the American Arbitration Association (“AAA”) and shall take place in Chicago, Illinois. Each party shall bear its own legal fees and costs in such proceeding, except as otherwise awarded or decided by the arbitrator. The fees and chargeable expenses of the arbitrator shall be paid by the Company. The decision or award of the arbitrator shall be final and binding upon the parties hereto. The parties shall abide by all awards recorded in such arbitration proceedings, and all such awards may be entered and executed upon in any court having jurisdiction over the party against whom or which enforcement of such award is sought.

(m) Waiver of Jury Trial. To the extent permitted by applicable law, the parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding relating to the interpretation of this Agreement or the termination of Executive’s employment with the Company.

(n) Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

(o) Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

(p) Inconsistency. In the event of any inconsistency between this Agreement and any plan, program or practice of the Company, the terms of this Agreement shall control unless the plan, program or practice is more favorable to Executive.

(q) Acknowledgement by Executive. The Executive represents to the Company and SHCI that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Company and SHCI as to the contents. The Executive, SHCI and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto. The Executive represents and warrants that he is not, and will not become a party to any agreement, contract, arrangement or understanding, whether of employment or otherwise, that would in any way restrict or prohibit him from undertaking or performing his duties in accordance with this Agreement.

(r) Costs of Disputes. The Company shall reimburse the Executive’s reasonable expenses, including legal fees to negotiate this Agreement up to a maximum of $15,000.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

STRATEGIC HOTEL CAPITAL, INC.

/s/ James E. Mead	By:	/s/ Laurence S. Geller
James E. Mead		Name: Laurence S. Geller Title: Chief Executive Officer

STRATEGIC HOTEL FUNDING, L.L.C.

	By:	/s/ Laurence S. Geller
Name: Laurence S. Geller Title: Chief Executive Officer

EXHIBIT A

[Date]

Mr. James Mead

Re:	Separation from Employment

Dear Mr. Mead:

This letter agreement (“Agreement”) sets forth the agreement reached concerning the termination of your employment with Strategic Hotel Capital Funding, L.L.C. including its current and former parents, subsidiaries and affiliated entities and their respective current and former successors, assigns, representatives, agents, attorneys, shareholders, officers, directors and employees, both individually and in their official capacities (collectively “the Company”).

1. Your employment with the Company will terminate                                  (the “Termination Date”). The Company will continue your base salary, less applicable withholdings and deductions, through the Termination Date. The Company will also provide you with a lump-sum payment, less applicable withholdings and deductions, which represents the value of your accrued, unused vacation days, if any. In addition, in accordance with its regular policies, the Company will reimburse you for any unreimbursed business expenses incurred by you prior to the Termination Date. You acknowledge and agree that your employment with the Company ends for all purposes as of the Termination Date.

2. In consideration for signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, the Company will, provided you have not revoked this Agreement as set forth below, provide you with the severance pay described in Section 6(b)(ii) of the Employment Agreement by and between you and the Company dated November     , 2004 (the “Employment Agreement”) (i.e., the gross sum of $                    ), less applicable withholdings and deductions plus medical coverage continuation rights as set forth in Section 6(b)(iii) of the Employment Agreement. This amount will be payable [commencing] on or about the fifteenth business day following your execution and return of this Agreement or such later date required by IRC Section 409A. Additionally, Stock Units granted to Executive will vest in accordance with the Employment Agreement.

3. In exchange for the consideration described in Paragraph 2 above (the payment of which shall be in addition to your receipt of the Accrued Obligations referred to in Section 6(a) of your Employment Agreement), and for other good and valuable consideration, you hereby, subject to Section 12(b) below, release and forever discharge the Company from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding the following: (a) your employment at or termination of employment from the Company; (b) any contract (express or implied); (c) any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies; (d) attorneys’ fees; (e) any tort; (f) alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, or disability; (g) any alleged violation of any federal, state or local law, rule or regulation, whether equal employment opportunity laws, rules or regulations or otherwise, including but not limited to Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Illinois Human Rights Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988, the Illinois Wage Payment and Collection Act, the Attorneys Fees in Wage Actions Act, and the Illinois Workers’ Compensation Act; and (h) any non-vested right under any Company pension, welfare, or stock plans (provided, however, that this release does not apply to any vested employee benefits and vested stock award rights which you may have as of your Termination Date, which shall be governed by the terms and conditions of the Employment Agreement and the applicable plan or award documents). To the extent any statutes or laws exist which exclude from the scope of this general release any claims not presently known to you, you hereby waive and relinquish all rights and benefits you may have under any such statute to the extent that you may lawfully do so. This Agreement may not be cited as, and does not constitute any admission by the Company of, any violation of any such law or legal obligation with respect to any aspect of your employment or termination therefrom.

4. You represent and agree that you have not filed any lawsuits against the Company, or filed or caused to be filed any charges or complaints against the Company with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of your release and discharge of the Company, as set forth herein, with the sole exception of your right to bring a proceeding pursuant to the Older Workers Benefit Protection Act to challenge the validity of your release of claims pursuant to the Age Discrimination in Employment Act, you agree, not inconsistent with EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against the Company in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves the Company, and that occurred up to and including the date of your execution of this Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Agreement. To the extent any such action may be brought by a third party, you expressly waive any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action. Nothing in the foregoing paragraph shall prevent you (or your attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising your right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in paragraph 3 of this Agreement.

5. You represent, warrant and acknowledge that the Company owes you no wages, commissions, bonuses, sick pay, personal leave pay, expenses, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature other than as specified in this Agreement and the Employment Agreement. This Agreement and the Employment Agreement supersede any other agreement by the Company to provide severance to you under any circumstances.

6. You agree to abide by the covenants and provisions of Section 7 of the Employment Agreement and any other provisions of the Employment Agreement that survive termination of Executive’s employment.

7. The parties agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

8. You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of the Company.

9. This Agreement is binding upon the parties and their respective successors, assigns, heirs, executors, administrators and legal representatives.

10. You hereby confirm that you have delivered to the Company and retained no copies of any written materials, records and documents (including those that are electronically stored) made by you or coming into your possession during the course of your employment with the Company which contain or refer to any such proprietary or confidential information, provided that you shall be entitled to retain such documents, materials or personal files described in Section 7(b) of the Employment Agreement. You further confirm that you have delivered to the Company any and all property and equipment of the Company which may have been in your possession, including but not limited to any Company-provided laptop computer, Blackberry, and cell phone.

11. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

12. Without detracting in any respect from any other provision of this Agreement:

(a) You, in recognition of the consideration provided to you as described in Paragraph 2 of this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against the Company as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA; and you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms and you are not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

(b) You understand that, by entering into this Agreement, you do not waive rights or claims that may arise after the date of your execution of this Agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement.

(c) You agree and acknowledge that the consideration provided to you in Paragraph 2 of this Agreement is in addition to anything of value to which you are already entitled if you do not sign this Agreement.

(d) The Company hereby advises you to consult with an attorney prior to executing this Agreement.

(e) You acknowledge that you were informed that you had at least twenty-one (21) days in which to review and consider this Agreement, and to consult with an attorney regarding the terms and effect of this Agreement.

13. The Company agrees that you may revoke this Agreement within seven (7) days from the date you sign this Agreement, in which case this Agreement shall be null and void and of no force or effect on either the Company or you. Any revocation must be in writing and received by Janice J. Peterson, Vice President, Human Capital, Strategic Hotel Capital, Inc., 77 West Wacker, Suite 4600, Chicago, Illinois 60601 by 5:00 p.m. on or before the seventh day after this Agreement is executed by you.

14. This Agreement may not be changed or altered, except by a writing signed by the Company and you. This Agreement is entered into in the State of Illinois, and the laws of the State of Illinois will apply to any dispute concerning it, excluding the conflict-of-law principles thereof.

YOU EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT YOU HAVE READ THIS AGREEMENT CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT the Company HAS ADVISED YOU TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

Date:	By:
James E. Mead

On this                      day of                      200    , before me personally came James E. Mead, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that he executed the same.

Notary Public

Date:	STRATEGIC HOTEL FUNDING, L.L.C.

By:
Name: Title:

You must sign and return this Agreement to                                          no later than 5:00 p.m. on the 21st day following receipt of this document or irrevocably lose the opportunity to receive the consideration detailed herein. You received this Agreement on                     , 200    .